Filed Pursuant to Rule 433

Registration No. 333-149402

February 25, 2009

Issuer Free Writing Prospectus, dated February 25, 2009

Avon Products, Inc.

$500,000,000 5.625% Notes due 2014

The following information supplements the Preliminary Prospectus Supplement, dated February 25, 2009, filed pursuant to Rule 424(b)(3) promulgated under the Securities Act, Registration No. 333-149402.

Issuer:	Avon Products, Inc.

Security:	5.625% Notes due 2014

Size:	$500,000,000

Trade Date:	February 25, 2009

Settlement Date:	March 2, 2009

Maturity Date:	March 1, 2014

Coupon:	5.625%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2009

Day Count:	30/360

Price to Public:	99.455%

Underwriting Discount:	0.600%

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Benchmark Treasury:	UST 1.750% due January 31, 2014

Benchmark Treasury Yield:	2.002%

Spread to Benchmark Treasury:	+ 375 bps

Yield:	5.752%

Make-Whole Call:	T + 50 bps

CUSIP:	054303AV4

Anticipated Ratings:	A2 (negative outlook) by Moody’s Investors Service, Inc. A (negative outlook) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc.

Co-Managers:	Mitsubishi UFJ Securities International plc, HSBC Securities (USA) Inc., Goldman, Sachs & Co., Santander Investment Securities Inc., BNP Paribas Securities Corp.

Junior Co-Managers:	BBVA Securities Inc., The Williams Capital Group, L.P.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling J.P. Morgan Securities Inc. collect at (212) 834-4533, Deutsche Bank Securities Inc. at 1-800-503-4611 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.